Exhibit 10.1

CRMI Retools Transition Team; Senior Management Changes Announced; New Stock Transfer Agent Appointed.

Phoenix, AZ March 3, 2015

Phoenix, AZ March 3, 2015 –(Marketwired) -- Core Resource Management, Inc. (OTCQB: CRMI) (“Core”) (www.coreresource.net) ; Core Resource Management is a Phoenix-based oil & gas company engaged in the acquisition of existing oil & gas production in partnership with established oil & gas operators in Texas, Oklahoma, and the Southwest.

To meet the challenges of continued dynamic accretive growth the board will immediately form an executive search committee to hire an experienced CEO and other key role players in management. The position of CEO will be vacated by James Clark, as he will continue his successful endeavors as Director of Business Development. Current CRMI board member, Mr. Dennis Miller, will temporarily assume the day-to-day responsibilities of CEO. The Board Chairman, Phillip Nuciola, will provide weekly oversight and lead the Executive Search Committee.

“Too often, post-merger integration is wrought with political battles and lack of clear leadership. Budgets are often blurry and business plans lacking, “said Phillip Nuciola, Chairman of the Board, at the first of many informal meetings of the transition team. “As I have in the past, I will locate the leadership necessary to sustain the company’s critical and strategic financial growth plan,” Nuciola added.

The Board of Directors affirmed that it will not back off from the level of scrutiny practiced during financial due diligence, and allow their focus on financials to take a backseat during the post-merger process. We are examining key disclosure and other SEC filing requirements for the newly merged entity, as well as any possible audit requirements for the new entity. It is important to us going forward to use hard numbers to validate assumptions and claims made about the merger’s anticipated advantages.

In summary Nuciola said, “Post-merger integration is the art of achieving results that investors dream of pre-merger. Getting a handle on things early in the game are sure to be rewarded with a strong, less-challenging post-merger period that provides benefits to investors as well as employees.”

Core Resource Management, Inc. would also like new announce their newly appointed Stock Transfer Agent, Pacific Stock Transfer Company, with its current address at 4045 S. Spencer St., Suite 403 Las Vegas, NV 89119.

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements, such as "costs paid back" that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers' preferences and trends. The words "progress," "value," and "well-established" and similar expressions identify forward-looking statements, which speak only to the date the statement was made. Risk factors exist and may change the potential outcome. Such factors include, but are not limited to, the timing and extent of changes in market conditions and prices for natural gas and oil; thereby future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made.

The information herein is subject to change without notice. Core Resource Management, Inc. shall not be liable for technical or editorial errors or omissions contained herein.

Contact:

Core Resource Management, Inc.

Jeff Tregaskes

Chief Financial Officer

3131 E. Camelback Rd. STE 211

Phoenix, AZ 85016

Source: Core Resource Management, Inc.